CERTIFICATE OF TRUST

                              	OF

                       	RENAISSANCE FUNDS


	  	This Certificate of Trust is being executed as of February 3, 1997 for the purpose of organizing a business trust pursuant to the Delaware Business
Trust Act, 12 Del. C. Sections 3801 et seq.


  		The undersigned hereby certifies as follows:


  		1.	Name.  The name of the business trust is Renaissance Funds ("Trust").


  		2.	Registered Investment Company.  The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.


  		3.	Registered Office and Registered Agent.  The registered office of the
Trust in the State of Delaware is located at 1201 North Market Street, P.O.
Box 1347, Wilmington, Delaware 19899-1347.  The name of the registered agent of the Trust for service of process at such location is Delaware Corporation
Organizers, Inc.

  		4.	Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust.  The debts, liabilities, obligations and expenses incurred, contracted for or otherwise

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existing with respect to any particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


	  	IN WITNESS WHEREOF, the undersigned, being the sole trustees of the
Trust, have duly executed this Certificate of Trust as of the day and year first above written.


Trustee						                             Trustee

/s/Kathleen Shelton Smith                 /s/Linda R. Killian
______________________		                 	___________________
Kathleen Shelton Smith		                 	Linda R. Killian


Trustee

/s/William K. Smith
______________________
William K. Smith

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